Exhibit 23.1

                              Accountants' Consent

The Board of Directors
Atlantic Technology Ventures, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-34379, 333-35079, 333-65393, 333-40916, 333-49036 and 333-57550) on Form S-3
and (Nos. 333-15807 and 333-48531) on Form S-8 of Atlantic Technology Ventures, Inc. (a development stage company) of our report dated March 30, 2001, relating to the consolidated balance sheets of Atlantic Technology Ventures, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from July 13, 1993 (inception) to December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Atlantic Technology Ventures, Inc.

                                                KPMG LLP

Short Hills, New Jersey
April 16, 2001